EXHIBIT 23



                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-02095) of Walter Industries, Inc. and its subsidiaries of our report dated July 12, 1996, except as to Note 16, which is as of August 28, 1996, appearing on page F-2 of Walter Industries, Inc.'s Form 10-K/A - Amendment No. 1 for the year ended May 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F25 of this form 10-K/A - Amendment No. 1.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Tampa, Florida
August 29, 1996